Exhibit 10.4
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (the “Agreement”) is made and entered into as of July 5, 2006, by and between Sytera II, Inc., a Delaware corporation (the “Company”), and Sirion Therapeutics, Inc., a North Carolina corporation (the “Purchaser”).
Recitals
     Whereas, the Company and Purchaser are parties to: (i) that certain Agreement and Plan of Merger and Reorganization, dated as of July 1, 2006 (the “Merger Agreement”), by and among the Company, Purchaser, Barry Butler, solely in his capacity as the Sirion Stockholders’ Representative (as defined in the Merger Agreement), Sytera, Kenneth J. Widder, M.D., solely in his capacity as Stockholders’ Representative (as defined in the Merger Agreement); and (ii) that certain Exclusive License Agreement, dated as of July 1, 2006 (the “License Agreement”), by and between the Company and Purchaser; and
     Whereas, in connection with the transactions contemplated by the Merger Agreement and the License Agreement, the Company desires to sell and issue to Purchaser, and Purchaser desires to purchase from the Company, 5,620,396 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the terms and conditions set forth in this Agreement.
     Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Agreement
1. Purchase and Sale of Stock. Subject to the terms and conditions set forth in this Agreement, the Company hereby agrees to sell and issue to Purchaser at the Closing (as defined below), and Purchaser hereby agrees to purchase from the Company at the Closing, the Shares at a purchase price of $0.001 per Share, payable in cash.
2. Closing.
     2.1 Closing; Delivery. The closing of the sale and purchase of Shares pursuant to this Agreement (the “Closing”) shall occur at the offices of the Company at the Effective Time (as defined in the Merger Agreement). At the Closing: (i) the Company shall deliver to Purchaser a certificate representing the Shares purchased by Purchaser at the Closing; and (ii) Purchaser shall deliver to the Company payment, via wire transfer of immediately available funds, of the aggregate purchase price for the Shares being purchased by Purchaser at the Closing.
     2.2 Appointment of Purchaser Representative to Board. Effective as of, and contingent upon the occurrence of, the Closing, the Company and its board of directors (the “Board”) shall take all actions necessary to: (i) increase the size of the Board to three (3) members; and (ii) appoint Barry Butler, as a representative of Purchaser, to serve as a member of

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the Board; provided, however, that in the event that, at any time following the occurrence of Development Payment Event 4 (as defined in the Merger Agreement), the Sytera Assets (as defined in the Merger Agreement) are transferred or required to be transferred by Purchaser to the Company in accordance with Section 1.5(h) of the Merger Agreement, Purchaser shall promptly cause Barry Butler to resign from the Board and shall have no further rights to appoint any individual to serve on the Board.
3. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that:
     3.1 Organization and Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. All corporate action on the part of the Company, its officers, directors and stockholders necessary for: (i) the authorization, execution and delivery of this Agreement; and (ii) the performance of the Company’s obligations under this Agreement, including, without limitation, the issuance of the Shares, has been taken or will be taken prior to the Closing.
     3.2 Valid Agreement. This Agreement constitutes the valid and legally binding obligations of the Company, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     3.3 No Conflict. Neither the execution of this Agreement, nor the consummation by the Company of the transactions contemplated by this Agreement, including, without limitation, the issuance of the Shares, will contravene the Company’s certificate of incorporation or bylaws or constitute a violation of or default under, or conflict with or require a consent under, any contract, commitment, agreement, understanding, arrangement, restriction, law, statute, rule, regulation, judgment, order, injunction, suit, action or proceeding of any kind to which the Company is a party or by which the Company or any of its assets is bound.
     3.4 Capitalization. The authorized capital of the Company consists, or will consist immediately prior to the Closing, of 15,000,000 shares of Common Stock, of which 8,430,594 shares have been previously issued.
     3.5 Valid Issuance. The Common Stock that is being purchased by Purchaser hereunder, when sold, issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.
4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company that:
     4.1 Authorization. Purchaser has full power and authority to enter into this Agreement, which constitutes its valid and binding obligation, enforceable in accordance with its terms, except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium

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and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     4.2 Purchase Entirely for Own Account. The Shares will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.
     4.3 Disclosure of Information. Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company.
     4.4 Investment Experience. Purchaser can bear the economic risk of its investment in the Shares and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Shares. Purchaser also represents it has not been organized for the purpose of acquiring the Shares.
     4.5 Accredited Investor. Purchaser is an “accredited investor” within the meaning of Rule 501, as presently in effect, of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).
     4.6 Restricted Securities. Purchaser understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such Shares may be resold without registration under the Securities Act only in certain limited circumstances. Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Purchaser understands and acknowledges herein that an investment in the Shares involves an extremely high degree of risk and may result in a complete loss of such Purchaser’s investment. Purchaser understands that the Shares have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus Purchaser will not be able to resell or otherwise transfer the Shares unless such Shares are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.
     4.7 No Liquidity. Purchaser has no immediate need for liquidity in connection with its investment in the Shares, does not anticipate being required to sell such Shares in the foreseeable future and has the capacity to sustain a complete loss of such investment in the Shares.
5. Transferability.
     5.1 Limitations. In addition to any other limitations on transfer created by applicable securities laws, Purchaser shall not assign, hypothecate, donate, encumber or otherwise dispose

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of any interest in any Shares unless and until the proposed transferee acknowledges and agrees in writing that it shall be subject to the restrictions on transfers during the Lock-Up Period (as defined below) set forth in Section 7.
     5.2 Refusal to Transfer. The Company shall not be required to: (i) transfer on its books any Shares which have been transferred in violation of any of the provisions set forth in this Agreement; or (ii) treat as owner of such Shares, accord the right to vote as such owner or pay dividends to any transferee to whom such Shares have been so transferred.
6. Restrictive Legends. All certificates representing Shares shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by appropriate blue sky officials or by other agreements between the parties hereto):
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”
7. Market Stand-Off Agreement. Purchaser shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act (the “Lock-Up Period”); provided, however, that nothing contained in this Section 7 shall prevent the exercise by the Company of the Repurchase Option during the Lock-Up Period. Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to Purchaser’s Shares until the end of the Lock-Up Period. The underwriters of the Company’s stock are intended third-party beneficiaries of this Section 7 and shall have the right, power and authority to enforce the provisions hereof as though they were parties to this Agreement.
8. Miscellaneous.
     8.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if received during normal business hours of the recipient or, if not, then on the next business day; (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at each such party’s address set forth on the signature page hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 8.1).

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     8.2 Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon Purchaser’s successors and assigns.
     8.3 Expenses. Each of Licensor and Licensee shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein.
     8.4 Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     8.5 Severability. If one or more provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable law, the parties agree to promptly renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
     8.6 Governing Law; Venue. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws.
     8.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all of the parties hereto.
     8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
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     In witness whereof, the parties hereto have executed this Stock Purchase Agreement as of the date first set forth above.

COMPANY:		PURCHASER:

Sytera II, Inc.		Sirion Therapeutics, Inc.

By:	/s/ Kenneth J. Widder	By:	/s/ Barry Butler
	Kenneth J. Widder, M.D.		Barry Butler
	Chairman and Chief Executive Officer		Chairman and Chief Executive Officer

Address:	505 Coast Boulevard South	Address:	3110 Cherry Palm Drive

	Suite 412		Suite 350
	La Jolla, California 92037		Tampa, FL 33610

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